EXHIBIT 99.1
Franklin Bank Corp. Prices Public Offering of Preferred Stock
HOUSTON, May 5 / PRNewswire-FirstCall/ — Franklin Bank Corp. announced today that it has priced the public offering of 3,000,000 shares of its Series A Non-Cumulative Perpetual Preferred Stock at $25.00 per share. Dividends on the preferred shares will accrue at a fixed rate per annum of 7.50%, applied to the liquidation preference of $25 per share. The offering is being sole managed by RBC Capital Markets. Franklin expects the issuance and delivery of the shares to occur on May 10, 2006. As part of the offering, Franklin has granted to the underwriter of the shares a 30-day option, solely to cover over-allotments, to purchase up to an additional 450,000 preferred shares.
A prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from the following address or telephone number:
RBC Capital Markets
Attention: Preferred Syndicate Ops
60 South Sixth Street, P-15
Minneapolis, MN 55402
Telephone: (612) 373-1796
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Company Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $4.8 billion bank holding company. Franklin Bank Corp. began trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp. is currently included within the Russell 3000 Index, Russell 2000 Index, Russell Microcap Index, the American Community Bankers’ Index, and the Standard and Poor’s SmallCap 600 Index.
Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to our corporate headquarters in Houston, there are currently 35 community banking offices Texas, 7 regional commercial lending offices, and 54 mortgage loan production offices in 26 states.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allow us to serve customers in our communities as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, please visit our website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Contact: Kris Dillon 713-339-8999
Forward-Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include statements with respect to the preferred stock offering. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.